FOR IMMEDIATE RELEASE

         AUDIOVOX CORPORATION REPORTS FISCAL THIRD QUARTER 2003 RESULTS

Hauppauge, NY, October 15, 2003...Audiovox Corporation (Nasdaq: VOXX) today announced results for its fiscal third quarter and nine-months ended August 31, 2003.

Net sales for the third quarter of fiscal 2003 were $265.8 million compared to $302.0 million reported in the comparable period one year ago. The company's majority owned subsidiary, Audiovox Communications Corp. (ACC) reported net sales of $130.6 million compared to $197.3 million in the fiscal third quarter 2002, a decrease of 34%. ACC sold approximately 816,000 total units at an average selling price of $145, compared to unit sales of 1.2 million and an average selling price of $151 as reported in the comparable quarter last year. Audiovox Electronics Corp. (AEC) reported net sales of $135.2 million compared to $104.7 million in the fiscal third quarter last year, an increase of 29%. Net sales were up 21% sequentially over $111.9 million reported last fiscal quarter. AEC results included sales from the recent Recoton acquisition.

Net income and income per share for the quarter were $647,000 and $0.03 both basic and diluted compared to net income and income per share of $2.6 million and $0.12 both basic and diluted for the three months ended August 31, 2002.

For the nine-month period ended August 31, 2003, net sales were $863.7 million versus $783.5 million in the comparable nine-month period one year ago. Wireless sales (ACC) were $536.2 million compared to $516.6 million reported in the nine-month period last year. ACC sold approximately 3.1 million total units at an average selling price of $161 compared to 3.5 million and $137 for the same period last year. AEC posted net sales of $327.4 million, an increase of over 22% compared to $266.9 million reported during the same nine-month period one year ago. Consolidated net income and income per share were $3.9 million and $0.18 both basic and diluted compared to net income and income per share of $1.0 million and $0.05 both basic and diluted reported for the nine-month 2002 period.

Commenting on the quarter's results, John Shalam, President & CEO of Audiovox Corporation said, "In our wireless group, ACC, sales and profits were adversely affected by the late introduction of several handsets, which are awaiting final testing and approval by the carriers. However, we have begun shipping our 8600 series and anticipate the introduction of our 8400 Series as well as the 9900 Series and 8900 Series camera phones in time for the Holiday season. We believe these new product introductions will have a positive impact on both our fiscal fourth quarter 2003 and fiscal first quarter 2004 results."

Shalam continued, "Our electronics group posted a record third quarter, driven primarily by continued demand for our mobile video and consumer electronics product offerings. We are working diligently to assimilate the recently acquired Recoton assets and as we've previously stated, believe this strategic acquisition should positively impact our fiscal 2004 results. Additionally, this month we began shipping our new satellite radio products and remain excited about the potential of this market segment."

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Audiovox Corporation Reports Fiscal Third Quarter 2003 Results
Page 2 of 3

Operating Expenses

Operating expenses increased $4.1 million to $25.4 million for the three months ended August 31, 2003 compared to $21.3 million reported in the fiscal third quarter 2002. As a percentage of net sales, operating expenses increased to 9.5% from 7.0% in the comparable period one year ago. Major components of the increase include office and salesman's salaries, advertising, and employee benefits.

Operating income for the three months ended August 31, 2003 was $2.4 million compared to $6.2 million reported in the fiscal third quarter last year.

Balance Sheet-Selected Items

Accounts receivable as of August 31, 2003 were $155.6 million. Inventory as of August 31, 2003 was $187.7 million with ACC inventory levels at $70.0 million and AEC inventory levels at $117.7 million, which included inventory acquired from Recoton. At the close of the fiscal third quarter, the company's shareholder equity was $314.8 million.

Shalam concluded, "The economy is slowly improving and we continue to see signs of renewed consumer confidence. With that said, the telecommunications industry remains highly competitive with new technologies shortening product lifecycles. As we enter the fourth quarter and begin looking ahead into our next fiscal year, I am confident, yet cautious and believe that Audiovox Corporation remains well positioned to grow due to its diversified product offerings."

Conference Call

Audiovox Corporation will be hosting a results conference call later this morning at 10:00 a.m. EDT. Interested parties may participate in a listen-only mode via a real-time web cast by visiting the company's web site HTTP://WWW.AUDIOVOX.COM.

Audiovox Corporation is an international leader in the marketing of cellular telephones, mobile security and entertainment systems, and consumer electronics products. The Company conducts its business through two subsidiaries and markets its products both domestically and internationally under its own brands. It also functions as an OEM (Original Equipment Manufacturer) supplier to several customers. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to: risks that may result from our ability to keep pace with technological advances; significant competition in the wireless, mobile and consumer electronics businesses; quality and consumer acceptance of newly introduced products; our relationships with key suppliers and customers; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the factors set forth herein, are detailed in the Company's Form 10-K for the fiscal fourth quarter and year ended November 30, 2002 and its Form 10-Q for the three months ended August 31, 2003.

                                - Table Follows -


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Audiovox Corporation Reports Fiscal Third Quarter 2003 Results...
Page 3 of 3

                              AUDIOVOX CORPORATION
                        Consolidated Statements of Income
                 (In Thousands, Except Share and Per Share Data)
                                   (unaudited)

                                                                      Three Months Ended              Nine Months Ended
                                                                           August 31,                     August 31,
                                                                      2002            2003            2002            2003
                                                                  ------------    ------------    ------------    ------------
                                                                  As restated                      As restated

          Net sales                                               $    301,992    $    265,822    $    783,528    $    863,650

          Cost of sales                                                274,524         237,991         723,684         784,739
                                                                  ------------    ------------    ------------    ------------
          Gross profit                                                  27,468          27,831          59,844          78,911

          Operating expenses
                 Selling                                                 7,497           8,568          21,869          24,145
                 General and administrative                             12,686          15,576          39,692          40,771
                 Warehousing and technical support                       1,100           1,237           2,757           4,030
                                                                  ------------    ------------    ------------    ------------
                     Total operating expenses                           21,283          25,381          64,318          68,946
                                                                  ------------    ------------    ------------    ------------

          Operating income (loss)                                        6,185           2,450          (4,474)          9,965

          Gain on issuance of subsidiary's shares                            0               0          14,269               0
          Other income (expense)                                        (1,200)             (8)         (4,584)         (1,539)
                                                                  ------------    ------------    ------------    ------------
          Income before provision for (recovery of)
            income taxes, minority interest and cumulative
            effect of a change in accounting for negative
            goodwill                                                     4,985           2,442           5,211           8,426

          Provision for income taxes                                     2,416           2,606           5,236           4,564
          Minority interest                                                 49             811             819              68
                                                                  ------------    ------------    ------------    ------------

          Income  before cumulative effect of a change in
            accounting for negative goodwill                             2,618             647             794           3,930

          Cumulative effect of a change in accounting for
            negative goodwill                                                0               0             240               0

                                                                  ------------    ------------    ------------    ------------
          Net income                                                     2,618             647           1,034           3,930
                                                                  ============    ============    ============    ============


          Net income per common share (basic):
           Income before cumulative effect of a change in
             accounting for negative goodwill                     $       0.12    $       0.03    $       0.04    $       0.18
           Cumulative effect of a change in accounting
             for negative goodwill                                $       0.00    $       0.00    $       0.01    $       0.00
          Net income per common share                             $       0.12    $       0.03    $       0.05    $       0.18

          Net income per common share (diluted):
           Income before cumulative effect of a change in
             accounting for negative goodwill                     $       0.12    $       0.03    $       0.04    $       0.18
           Cumulative effect of a change in accounting
             for negative goodwill                                $       0.00    $       0.00    $       0.01    $       0.00
          Net income per common share                             $       0.12    $       0.03    $       0.05    $       0.18

          Weighted average number of common shares outstanding:
                     basic                                          21,947,573      21,840,621      21,960,652      21,836,241
                     diluted                                        21,982,803      22,101,749      21,997,892      22,000,232
